EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 21, 2019	fcooper@tollbrothers.com

Toll Brothers Reports FY 2019 2nd Quarter Results

HORSHAM, PA, May 21, 2019 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter ended April 30, 2019.

FY 2019’s Second Quarter Financial Highlights (Compared to FY 2018’s Second Quarter):

▪	Net income and earnings per share were $129.3 million and $0.87 per share diluted, compared to net income of $111.8 million and $0.72 per share diluted in FY 2018’s second quarter.

▪	Pre-tax income grew 15% to $176.2 million, compared to $152.7 million in FY 2018’s second quarter.

▪	Impairments were $19.4 million compared to $13.8 million.

▪	Home sales revenues were $1.71 billion, up 7%; home building deliveries were 1,911, up 1%.

▪	Net signed contract value was $2.00 billion, down 16%; contract units were 2,424, down 9%.

▪	Backlog value at second-quarter end was $5.66 billion, down 11%; units in backlog totaled 6,467, down 8%.

▪	Home sales gross margin was 19.7%; Adjusted Home Sales Gross Margin, which excludes interest and inventory write-downs (“Adjusted Home Sales Gross Margin”), was 23.5%.

▪	SG&A, as a percentage of home sales revenues, was 10.4%.

▪	Income from operations was 9.4% of total revenues.

▪	Other income and Income from unconsolidated entities was $15.7 million.

Third Quarter and FY 2019 Financial Guidance:

▪	Third quarter deliveries of between 1,800 and 2,000 units with an average price of between $855,000 and $880,000.

▪	FY 2019 deliveries of between 7,700 and 8,100 units with an average price of between $855,000 and $880,000.

▪	Third quarter Adjusted Home Sales Gross Margin of approximately 22.5%.

▪	FY 2019 Adjusted Home Sales Gross Margin of approximately 23.0%.

▪	Third quarter SG&A, as a percentage of home sales revenues, of approximately 10.7%.

▪	FY 2019 SG&A, as a percentage of home sales revenues, of approximately 10.4%.

▪	Third quarter Other income, Income from unconsolidated entities, and land sales gross profit of approximately $13 million.

▪	FY 2019 Other income, Income from unconsolidated entities, and land sales gross profit of approximately $100 million.

▪	Third quarter and fourth quarter tax rate of approximately 27.5%.

Douglas C. Yearley, Jr., Toll Brothers’ chairman and chief executive officer, stated: “We are pleased with this quarter’s results, which exceeded our expectations for revenues, margins, and profits. Revenues, net income and earnings per share rose 7%, 16%, and 21%, respectively, compared to one year ago.

“We are encouraged by the improvement in demand as the quarter progressed. FY 2019’s April contracts surpassed FY 2018’s April on both a gross and per-community basis. Although the Spring selling season bloomed late, it built momentum. We view this as a positive sign for the overall health of the new home market.

“We continue to look for opportunities to grow and leverage our industry-leading brand as we expand our geographic footprint, product lines, and price points. Yesterday, we announced our entry into metro Atlanta with the acquisition of Sharp Residential. Atlanta was the largest U.S. housing market where we did not operate, and Sharp was one of Atlanta’s largest private home builders. This quarter we also opened our first communities in Salt Lake City, Utah and Portland, Oregon, which are markets we have entered organically and where we are already seeing healthy buyer interest.

“According to recent reports, builder sentiment in May rose to a 7-month high and single-family housing starts in April were up 6.2% versus March. The industry is being buoyed by low interest rates, a strong employment picture, and a still-limited supply of new homes in many markets. With a positive macroeconomic backdrop, record low unemployment, continued wage growth, and solid consumer confidence, we are optimistic about the opportunities ahead.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “In our second quarter, we delivered strong home building revenues and profit margins. Our guidance for adjusted home sales gross margin during the balance of the year reflects the slower demand and rising incentives associated with the challenging sales environment of the fall and winter as well as changes in mix.

“We remain well positioned to take advantage of strategic opportunities. We ended the quarter with significant liquidity and conservative leverage. We had $924.4 million in cash and cash equivalents and $1.12 billion available under our $1.295 billion, 20-bank revolving credit facility. Our debt-to-capital ratio was 42.5% and our net debt-to-capital ratio was 34.6%. Last Thursday, S&P Global Ratings upgraded their outlook on our credit rating from stable to positive. We believe this upgrade reflects positively on our strategy to balance growth with prudent financial management.”

Toll Brothers’ financial highlights for the FY 2019 second quarter and six months ended April 30, 2019 (unaudited):

▪
FY 2019’s second quarter net income and earnings per share increased 16% and 21%, respectively, to $129.3 million, or $0.87 per share diluted, compared to FY 2018’s second quarter net income of $111.8 million, or $0.72 per share diluted.

▪
FY 2019’s second quarter pre-tax income was $176.2 million, compared to FY 2018’s second quarter pre-tax income of $152.7 million. FY 2019’s second quarter results included pre-tax inventory impairments totaling $19.4 million. FY 2018’s second quarter results included pre-tax inventory impairments of $13.8 million

▪	FY 2019’s six-month net income was $241.4 million, or $1.63 per share diluted, compared to FY 2018’s six-month net income of $243.9 million, or $1.55 per share diluted.

▪	FY 2019’s six-month pre-tax income was $327.6 million, compared to FY 2018’s six-month pre-tax income of $284.3 million.

▪
FY 2019’s six-month pre-tax income results included pre-tax inventory write-downs totaling $27.0 million ($23.3 million attributable to operating communities and $3.7 million attributable to future communities). FY 2018’s six-month pre-tax income results included inventory write-downs of $17.7 million ($17.1 million attributable to operating communities and $0.6 million attributable to future communities).

▪	FY 2019’s second quarter home sales revenues of $1.71 billion and 1,911 units rose 7% in dollars and 1% in units, compared to FY 2018’s second quarter totals of $1.60 billion and 1,886 units.

▪	FY 2019’s six-month total revenues of $3.03 billion and 3,441 units rose 9% in dollars and 4% in units, compared to FY 2018’s six-month period totals of $2.77 billion and 3,309 units.

▪
The Company’s FY 2019 second quarter net signed contracts of 2,424 units and $2.00 billion, decreased by 9% in units and 16% in dollars, compared to FY 2018’s second quarter net contracts of 2,666 units and $2.38 billion.

▪
The Company’s FY 2019 six-month net signed contracts of $3.17 billion and 3,803 units decreased 22% in dollars and 15% in units, compared to net signed contracts of $4.07 billion and 4,488 units in FY 2018’s six-month period.

▪
In FY 2019, second quarter-end backlog of $5.66 billion and 6,467 units decreased 11% in dollars and 8% in units, compared to FY 2018’s second quarter-end backlog of $6.36 billion and 7,030 units. The average price of homes in backlog was $875,500, compared to $904,800 at FY 2018’s second quarter end.

▪
FY 2019’s second quarter home sales gross margin was 19.7%, compared to 18.8% in FY 2018’s second quarter.  FY 2019’s second quarter Adjusted Home Sales Gross Margin was 23.5%, compared to FY 2018’s second quarter Adjusted Home Sales Gross Margin of 22.5%.

▪
FY 2019’s second quarter land sales gross profit was $1.1 million. Due to the adoption of Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers”, land sales gross profit is presented separately. In prior years, land sales gross profit was included in Other income.

▪	Interest included in cost of sales was 2.6% of revenue in FY 2019’s second quarter, compared to 2.8% in FY 2018’s second quarter.

▪	SG&A, as a percentage of home sales revenues, was 10.4% in FY 2019’s second quarter, compared to 10.4% in FY 2018’s second quarter.

▪	Income from operations of $160.5 million represented 9.4% of total revenues in FY 2019’s second quarter, compared to $134.4 million and 8.4% of revenues in FY 2018’s second quarter.

▪	Income from operations of $284.9 million represented 9.3% of total revenues in FY 2019’s six-month period, compared to $218.1 million and 7.9% of revenues in FY 2018’s six-month period.

▪	Other income and Income from unconsolidated entities in FY 2019’s second quarter totaled $15.7 million, compared to $18.4 million in FY 2018’s second quarter.

▪	Other income and Income from unconsolidated entities in FY 2019’s six-month period totaled $42.7 million, compared to $66.2 million in FY 2018’s six-month period.

▪
FY 2019’s second-quarter cancellation rate (current quarter cancellations divided by current quarter signed contracts) was 5.3%, compared to 5.6%, in FY 2018’s second quarter. As a percentage of beginning quarter backlog, FY 2019’s second quarter cancellation rate was 2.3%, compared to 2.5% in FY 2018’s second quarter.

▪
The Company ended its FY 2019 second quarter with $924.4 million in cash and cash equivalents, compared to $801.7 million at FY 2019’s first-quarter end, and $475.1 million at FY 2018’s second-quarter end. At FY 2019’s second-quarter end, the Company also had $1.12 billion available under its $1.295 billion, 20-bank revolving credit facility, which matures in May 2021.

▪	During the second quarter of FY 2019, the Company repurchased approximately 2,700 shares at an average price per share of $36.95, for an aggregate purchase price of approximately $0.1 million.

▪	To-date in FY 2019, the Company has repurchased approximately 788,000 shares of its common stock at an average price of $32.04, for a total purchase price of approximately $25.2 million.

▪	On April 26, 2019, the Company paid its quarterly dividend of $0.11 per share to shareholders of record at the close of business on April 12, 2019.

▪
Stockholders’ Equity at FY 2019’s second-quarter end was $4.94 billion, compared to $4.48 billion at FY 2018’s second-quarter end. Book value per share for FY 2019’s second-quarter end was $33.84 per share, compared to $29.50 at FY 2018’s second-quarter end.

▪
The Company ended its FY 2019 second quarter with a debt-to-capital ratio of 42.5%, compared to 42.7% at FY 2019’s first-quarter end and 44.6% at FY 2018’s second-quarter end. The Company ended FY 2019’s second quarter with a net debt-to-capital ratio (1) of 34.6%, compared to 36.0% at FY 2019’s first-quarter end, and 40.4% at FY 2018’s second-quarter end.

▪
The Company ended FY 2019’s second quarter with approximately 54,500 lots owned and optioned, compared to 54,000 one quarter earlier, and 51,000 one year earlier. Approximately 33,500 of these lots were owned, of which approximately 16,000 lots, including those in backlog, were substantially improved.

▪	In the second quarter of FY 2019, the Company spent approximately $218.2 million on land to purchase approximately 2,100 lots.

▪	The Company ended FY 2019’s second quarter with 311 selling communities, compared to 317 at FY 2019’s first-quarter end and 283 at FY 2018’s second-quarter end.

▪
Based on FY 2019’s second-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 7,700 and 8,100 homes in FY 2019.  It believes the average delivered price for FY 2019 will be between $855,000 and $880,000 per home. This translates to projected home sales revenues of between $6.58 billion and $7.13 billion in FY 2019, compared to $7.14 billion in FY 2018.

▪	The Company expects FY 2019 third quarter deliveries of between 1,800 and 2,000 units with an average price of between $855,000 and $880,000.

▪	The Company expects its third quarter FY 2019 Adjusted Home Sales Gross Margin to be approximately 22.5% of home sales revenues.

▪	The Company expects its FY 2019 Adjusted Home Sales Gross Margin to be approximately 23.0% of home sales revenues.

▪	FY 2019 third quarter SG&A is expected to be approximately 10.7% of third quarter home sales revenues.

▪	FY 2019 SG&A is expected to be approximately 10.4% of FY 2019 home sales revenues.

▪	The Company’s third quarter FY 2019 Other income, Income from unconsolidated entities, and land sales gross profit is expected to total approximately $13 million.

▪	FY 2019 Other income, Income from unconsolidated entities, and land sales gross profit is expected to total approximately $100 million.

▪	The FY 2019 third quarter and FY 2019 fourth quarter effective tax rates are expected to be approximately 27.5%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by Chairman & CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) Wednesday, May 22, 2019, to discuss these results and its outlook for the remainder of FY 2019. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Events & Presentations.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. It operates in 22 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI Smart Home Solutions, which also provides homeowners with home automation and technology options. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.

In 2019, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the fifth year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.tollbrothers.com).

Forward-Looking Statements
Information presented herein for the second quarter ended April 30, 2019 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information related to market conditions, demand for our homes, anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, investigations and claims.
Any or all of the forward-looking statements included in our reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in our reports or public statements made by us, such as market conditions, government regulation, and the competitive environment, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others: demand fluctuations in the housing industry; adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live; increases in cancellations of existing agreements of sale; the competitive environment in which we operate; changes in interest rates or our credit ratings; the availability of capital; uncertainties in the capital and securities markets; the ability of customers to obtain financing for the purchase of homes; the availability and cost of land for future growth; the ability of the participants in various joint ventures to honor their commitments; effects of governmental legislation and regulation; effects of increased taxes or governmental fees; weather conditions; the availability and cost of labor and building and construction materials; the cost of raw materials; the outcome of various product liability claims, litigation and warranty claims; the effect of the loss of key management personnel; changes in tax laws and their interpretation; construction delays; and the seasonal nature of our business. For a more detailed discussion of these factors, see the risk factors in the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the SEC.
From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases, in presentations, on our website and in other materials released to the public.
This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2019	October 31, 2018
	(Unaudited)
ASSETS
Cash and cash equivalents	$924,448	$1,182,195
Inventory	7,790,840	7,598,219
Property, construction and office equipment, net	289,186	193,281
Receivables, prepaid expenses and other assets	659,768	550,778
Mortgage loans held for sale	124,940	170,731
Customer deposits held in escrow	97,462	117,573
Investments in unconsolidated entities	390,085	431,813
	$10,276,729	$10,244,590

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,027,408	$686,801
Senior notes	2,512,404	2,861,375
Mortgage company loan facility	110,012	150,000
Customer deposits	419,479	410,864
Accounts payable	318,346	362,098
Accrued expenses	890,668	973,581
Income taxes payable	12,172	30,959
Total liabilities	5,290,489	5,475,678

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	721,311	727,053
Retained earnings	5,352,424	5,161,551
Treasury stock, at cost	(1,135,166)	(1,130,878)
Accumulated other comprehensive income	806	694
Total stockholders' equity	4,941,154	4,760,199
Noncontrolling interest	45,086	8,713
Total equity	4,986,240	4,768,912
	$10,276,729	$10,244,590

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Six Months Ended April 30,				Three Months Ended April 30,
	2019		2018		2019		2018
	$	%	$	%	$	%	$	%
Revenues:
Home sales	$3,031,365		$2,774,667		$1,712,057		$1,599,199
Land sales (1)	47,910				4,037
	3,079,275		2,774,667		1,716,094		1,599,199

Cost of revenues:
Home sales	2,416,592	79.7%	2,232,637	80.5%	1,374,347	80.3%	1,298,157	81.2%
Land sales (1)	37,174	77.6%			2,921	72.4%
	2,453,766		2,232,637		1,377,268		1,298,157

Gross margin - home sales	614,773	20.3%	542,030	19.5%	337,710	19.7%	301,042	18.8%
Gross margin - land sales (1)	10,736	22.4%			1,116	27.6%

Selling, general and administrative expenses	$340,609	11.2%	$323,919	11.7%	$178,371	10.4%	$166,652	10.4%
Income from operations	284,900	9.3%	218,111	7.9%	160,455	9.4%	134,390	8.4%

Other:
Income from unconsolidated entities	10,559		41,444		4,419		2,564
Other income - net	32,146		24,791		11,285		15,794
Income before income taxes	327,605		284,346		176,159		152,748
Income tax provision	86,231		40,429		46,835		40,938
Net income	$241,374		$243,917		$129,324		$111,810
Per share:
Basic earnings	$1.65		$1.58		$0.88		$0.73
Diluted earnings	$1.63		$1.55		$0.87		$0.72
Cash dividend declared	$0.22		$0.19		$0.11		$0.11
Weighted-average number of shares:
Basic	146,687		154,306		146,622		152,731
Diluted	148,081		157,013		148,129		155,129

Effective tax rate	26.3%		14.2%		26.6%		26.8%

(1)
On November 1, 2018, we adopted Accounting Standard Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). Upon adoption, land sale activity is presented as part of income from operations where previously it was included in "Other income - net." Prior periods are not restated. During the six months ended April 30, 2018, we recognized land sales revenues and land sales cost of revenues of $41.4 million and $38.1 million, respectively. During the three months ended April 30, 2018, we recognized land sales revenues and land sales cost of revenues of $34.4 million and $31.8 million, respectively.

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2019	2018	2019	2018
Impairment charges recognized:
Cost of home sales - land owned/controlled for future communities	$3,676	$624	$1,899	$507
Cost of home sales - operating communities	23,280	17,061	17,495	13,325
	$26,956	$17,685	$19,394	$13,832

Depreciation and amortization	$33,314	$12,520	$17,645	$6,349
Interest incurred	$87,862	$81,269	$43,440	$42,582
Interest expense:
Charged to home sales cost of sales	$79,227	$78,912	$44,786	$45,027
Charged to land sales cost of sales	635		283
Charged to other income - net		1,001		285
	$79,862	$79,913	$45,069	$45,312

Home sites controlled:	April 30, 2019	April 30, 2018
Owned	33,497	31,991
Optioned	21,096	19,001
	54,593	50,992

Inventory at April 30, 2019 and October 31, 2018 consisted of the following (amounts in thousands):

	April 30, 2019	October 31, 2018
Land and land development costs	$2,201,475	$1,917,354
Construction in progress	4,900,353	4,917,917
Sample homes	421,271	493,037
Land deposits and costs of future development	267,741	245,114
Other		24,797
	$7,790,840	$7,598,219

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, Oregon, Utah and Washington

California:	California

	Three Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2019	2018	2019	2018	2019	2018
REVENUES
North	316	338	$221.9	$226.2	$702,200	$669,300
Mid-Atlantic	387	398	255.7	254.9	660,700	640,500
South	380	319	284.4	240.7	748,300	754,600
West	488	532	364.9	349.4	747,700	656,700
California	268	270	500.5	438.4	1,867,700	1,623,500
Traditional Home Building	1,839	1,857	1,627.4	1,509.6	884,900	812,900
City Living	72	29	84.1	89.6	1,167,700	3,090,800
Corporate and other			0.6
Total home sales	1,911	1,886	1,712.1	1,599.2	$895,900	$847,900
Land sales			4.0
Total consolidated			$1,716.1	$1,599.2

CONTRACTS
North	407	363	$285.5	$252.5	$701,400	$695,600
Mid-Atlantic	530	548	346.5	347.8	653,700	634,600
South	498	466	348.1	339.5	698,900	728,400
West	643	660	454.4	445.1	706,800	674,400
California	305	564	505.7	901.2	1,657,900	1,597,900
Traditional Home Building	2,383	2,601	1,940.2	2,286.1	814,200	878,900
City Living	41	65	63.1	97.1	1,538,900	1,494,300
Total consolidated	2,424	2,666	$2,003.3	$2,383.2	$826,400	$893,900

BACKLOG
North	1,193	1,304	$834.8	$905.6	$699,700	$694,500
Mid-Atlantic	1,327	1,285	865.5	839.7	652,200	653,400
South	1,271	1,284	955.5	982.2	751,800	765,000
West	1,472	1,602	1,088.3	1,143.6	739,300	713,800
California	1,110	1,384	1,789.9	2,316.8	1,612,600	1,674,000
Traditional Home Building	6,373	6,859	5,534.0	6,187.9	868,400	902,200
City Living	94	171	127.7	172.5	1,358,400	1,009,000
Total consolidated	6,467	7,030	$5,661.7	$6,360.4	$875,500	$904,800

	Six Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2019	2018	2019	2018	2019	2018
REVENUES
North	553	547	$391.4	$360.5	$707,800	$659,000
Mid-Atlantic	692	730	461.4	461.9	666,800	632,700
South	661	540	492.5	412.2	745,100	763,300
West	922	944	665.3	607.4	721,600	643,400
California	477	455	870.6	725.5	1,825,200	1,594,500
Traditional Home Building	3,305	3,216	2,881.2	2,567.5	871,800	798,400
City Living	136	93	152.7	207.2	1,122,800	2,228,000
Corporate and other			(2.5)
Total home sales	3,441	3,309	3,031.4	2,774.7	$881,000	$838,500
Land sales			47.9
Total consolidated			$3,079.3	$2,774.7

CONTRACTS
North	648	634	$457.0	$450.0	$705,200	$709,800
Mid-Atlantic	877	872	567.5	559.9	647,100	642,100
South	766	769	543.5	578.5	709,500	752,300
West	994	1,149	721.3	779.0	725,700	678,000
California	454	952	774.6	1,547.2	1,706,200	1,625,200
Traditional Home Building	3,739	4,376	3,063.9	3,914.6	819,400	894,600
City Living	64	112	102.7	159.0	1,604,700	1,419,600
Total consolidated	3,803	4,488	$3,166.6	$4,073.6	$832,700	$907,700

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2019 and 2018, and for backlog at April 30, 2019 and 2018 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2019	2018	2019	2018	2019	2018
Three months ended April 30,
Revenues	55	26	$94.6	$35.4	$1,719,200	$1,360,000
Contracts	13	44	$44.1	$69.6	$3,391,300	$1,583,000

Six months ended April 30,
Revenues	72	54	$121.8	$67.9	$1,692,100	$1,257,700
Contracts	16	118	$56.1	$191.8	$3,509,100	$1,625,100

Backlog at April 30,	116	180	$255.6	$291.3	$2,203,700	$1,618,300

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Homes Sales Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s homes sales gross margin as a percentage of homes sale revenues (calculated in accordance with GAAP) to the Company’s Adjusted Homes Sales Gross Margin (a non-GAAP financial measure). Adjusted Homes Sales Gross Margin is calculated as (i) homes sales gross margin plus interest recognized in homes sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) homes sale revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended April 30,		Six Months Ended April 30,
		2019	2018	2019	2018
	Revenues - homes sales	$1,712,057	$1,599,199	$3,031,365	$2,774,667
	Cost of revenues - home sales	1,374,347	1,298,157	2,416,592	2,232,637
	Home sales gross margin	337,710	301,042	614,773	542,030
Add:	Interest recognized in cost of revenues - home sales	44,786	45,027	79,227	78,912
	Inventory write-downs	19,394	13,832	26,956	17,685
	Adjusted homes sales gross margin	$401,890	$359,901	$720,956	$638,627

	Homes sales gross margin as a percentage of home sale revenues	19.7%	18.8%	20.3%	19.5%

	Adjusted Home Sales Gross Margin as a percentage of home sale revenues	23.5%	22.5%	23.8%	23.0%

The Company’s management believes Adjusted Home Sales Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Home Sales Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Homes Sales Gross Margin
The Company has not provided projected third quarter and full year fiscal 2019 homes sales gross margin or a GAAP reconciliation for forward-looking Adjusted Homes Sales Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the third quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our third quarter and full year fiscal 2019 homes sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		April 30, 2019	April 30, 2018	January 31, 2019
	Loans payable	$1,027,408	$649,299	$1,000,467
	Senior notes	2,512,404	2,860,290	2,511,932
	Mortgage company loan facility	110,012	103,550	74,135
	Total debt	3,649,824	3,613,139	3,586,534
	Total stockholders' equity	4,941,154	4,480,703	4,819,562
	Total capital	$8,590,978	$8,093,842	$8,406,096
	Ratio of debt-to-capital	42.5%	44.6%	42.7%

	Total debt	$3,649,824	$3,613,139	$3,586,534
Less:	Mortgage company loan facility	(110,012)	(103,550)	(74,135)
	Cash and cash equivalents	(924,448)	(475,113)	(801,734)
	Total net debt	2,615,364	3,034,476	2,710,665
	Total stockholders' equity	4,941,154	4,480,703	4,819,562
	Total net capital	$7,556,518	$7,515,179	$7,530,227
	Net debt-to-capital ratio	34.6%	40.4%	36.0%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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